Exhibit 10.3
MORNINGSTAR, INC.
AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN
MARKET STOCK UNIT WITH REVENUE KICKER AWARD AGREEMENT

THIS MARKET STOCK UNIT AWARD AGREEMENT, which includes the Online Grant Acceptance form (the “Grant Notice”) provided to the Participant named therein and any special terms and conditions for the Participant’s country set forth in the Addendum attached hereto (together, the “Award Agreement”), is made under the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time (the “Plan”), as of the Grant Date specified in the Grant Notice. Any term capitalized but not defined in this Award Agreement will have the meaning set forth in the Plan. For purposes of this Award Agreement, “Employer” means the entity (the Company or Affiliate) that employs the Participant.
BETWEEN:
(1)    MORNINGSTAR, INC., an Illinois corporation (the “Company”); and
(2)    The Participant identified in the Grant Notice.
1    GRANT OF MARKET STOCK UNITS
1.1    In accordance with the terms of the Plan and subject to the terms and conditions of this Award Agreement, the Company hereby grants to the Participant a Market Stock Unit Award with respect to the target number of Market Stock Units (“MSUs”) set forth in the Grant Notice (the “Target MSUs”). The number of MSUs that are earned shall be equal to a percentage of the Target MSUs, which shall be determined in accordance with the performance conditions specified in Section 2 (the “Performance Conditions”). The MSUs shall constitute performance-based Restricted Stock Units granted pursuant to Section 3.3 of the Plan.
1.2    Each MSU is a notional amount that represents one unvested share of common stock, no par value, of the Company (a “Share”). Each MSU constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share if and to the extent the Performance Conditions are satisfied and the MSUs otherwise become vested.
Notwithstanding the foregoing, if the Participant is resident or employed outside of the United States, the Company, in its sole discretion, may settle the MSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require the Participant, the Company and/or its Affiliates to obtain the approval of any governmental and/or regulatory body in the Participant’s country; (iii) would result in adverse tax consequences for the Participant, the

Company or any Affiliate; or (iv) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the MSUs in the form of Shares but require the Participant to sell such Shares immediately or within a specified period following the Participant’s termination of Service (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant’s behalf).
1.3    This Award Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby agrees to be bound by the terms of this Award Agreement and the Plan.
1.4    Further details of the MSUs granted to the Participant under the terms of this Award Agreement are set forth in the Grant Notice.
2    PERFORMANCE CONDITIONS
2.1    Subject to the terms of the Award Agreement and the Plan, the number of MSUs that are eligible to be earned shall be based on the Company’s Cumulative Total Shareholder Return for the Performance Period set forth in the Grant Notice (the “Company Cumulative TSR”) and the achievement of such other performance targets and metrics, quantitative and/or qualitative (in each case, a “Performance Target”), as may be established by the Committee from time to time during the Performance Period (the “Revenue Kicker”) in accordance with Section 2.6 through Section 2.11. The number of MSUs that are eligible to vest at the end of the Performance Period shall be equal to the product of (A), multiplied by (B), and multiplied by (C), where:
(A) = Number of Target MSUs.
(B) = MSUs Earned as a Percentage of Target MSUs, as calculated in the table below and in accordance with this Award Agreement:

Company TSR Attainment Performance
	Company Cumulative TSR	MSUs Earned as a Percentage of Target MSUs (B)
Threshold TSR	[ ]%	[ ]%
Target TSR	[ ]%	[ ]%
Maximum TSR	[ ]%	[ ]%

(C) = Revenue Kicker, as indicated in the table below and in accordance with this Award Agreement:

Revenue Kicker (C)
Refer to the 2022 Revenue metric and Revenue Kicker for the applicable business unit or product area (the payout range for which will be [ ]%- [ ]%), including the applicable Target 2022 Revenue and Maximum 2022 Revenue, communicated under separate cover.

2.2    If the Company Cumulative TSR exceeds the Threshold TSR and is less than the Target TSR, the percentage of the Target MSUs earned shall be [ ]%, reduced by [ ]% for each [ ]% decrease in Company Cumulative TSR below [ ]%. For example, if the Company Cumulative TSR is [ ]%, then [ ]% of Target MSUs would be earned. If the Company Cumulative TSR exceeds the Target TSR and is less than the Maximum TSR, the percentage of the Target MSUs earned shall be [ ]%, increased by [ ]% for each [ ]% increase in Company Cumulative TSR above [ ]%. For example, if the Company Cumulative TSR is [ ]%, then [ ]% of the Target MSUs shall be earned. The number of MSUs that are earned shall be rounded down to the nearest whole Share.
2.3    No MSUs shall be earned pursuant to this Award Agreement if the Company Cumulative TSR is less than [ ]%, and the maximum number of MSUs earned pursuant to this Award Agreement shall be [  ]% of the Target MSUs.
2.4    For purposes of this Award Agreement, the Company Cumulative TSR for the Performance Period shall be measured by dividing (A) the sum of (i) the increase or decrease in the Stock Price, as defined below, from the beginning of the Performance Period to the end of the Performance Period, and (ii) the cumulative value of dividends paid during the Performance Period, assuming such dividends are reinvested in Shares, by (B) the Stock Price determined at the beginning of the Performance Period.
2.5    For purposes of computing Company Cumulative TSR, the “Stock Price” at the beginning of the Performance Period shall be the average closing price of a Share over the 30 consecutive calendar days immediately prior to the first day of the Performance Period, and the “Stock Price” at the end of the Performance Period shall be the average closing price of a Share over the 30 consecutive calendar days ending on and including the last day of the Performance Period, adjusted for changes in capitalization in accordance with Section 5.7 of the Plan.
2.6    The actual 2022 Revenue will be interpolated between the Target 2022 Revenue and the Maximum 2022 Revenue to determine the corresponding Revenue Kicker.

2.7    If, during the course of the Performance Period, the Participant’s responsibilities change in a way that they are no longer aligned with a Performance Target applicable to a specific business unit or product area of the Company corresponding to the Revenue Kicker that was designated to apply to the Participant at the time the applicable Revenue Kicker is established by the Committee (the “Performance Area”), the attainment level of the Revenue Kicker will be determined based on the attainment level of the Performance Target applicable to the initially designated Performance Area over the full Performance Period, as determined by the Committee, and then will be prorated based on the number of whole months in the Performance Period that the Participant’s responsibilities were aligned with such Performance Area and divided by 36 (i.e., the total number of months in the entire Performance Period). Further, if the Participant’s new responsibilities are aligned with a different Performance Area, the attainment level of the Revenue Kicker will be determined based on the attainment level of the Performance Target applicable to the subsequently designated Performance Area over the full Performance Period, as determined by the Committee, and then will be pro-rated based on the number of whole months in the Performance Period that the Participant is aligned to the subsequently designated Performance Area and divided by 36 (i.e., the total number of months in the entire Performance Period). If multiple Performance Areas are designated as part of the Revenue Kickers that are applicable to the Participant, the sum of the prorated Revenue Kickers will be used to determine the Participant’s total Revenue Kicker.
2.8    To consider acquisitions and divestitures, the Committee will have the discretion to adjust any applicable Performance Targets affected thereby, as it deems appropriate.
2.9    The Committee will have the discretion to adjust any applicable Performance Target established by it during the Performance Period or the method of calculating the attainment level of the Performance Target for unusual, one-time, or unanticipated and extraordinary events that have an impact on the Company’s financial results, as it deems appropriate.
2.10    Except as otherwise provided in this Award Agreement, the Committee may, in its sole discretion, reduce, but not increase, the percentage of MSUs that are earned at any level of performance.
2.11    Subject to, and except as otherwise provided by, the Award Agreement, including Section 4.2 and Section 4.3 thereof, the MSUs that are earned pursuant to the attainment of the Performance Conditions set forth in Section 2 shall vest only if the Participant has remained in continuous Service until the last day of the Performance Period.
3    RIGHTS AS A SHAREHOLDER
3.1    Unless and until an MSU has been earned and vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote that Share or have any right to dividends, dividend equivalents or other distributions with respect to that Share; provided that the number and class of securities subject to this Award Agreement shall be subject to adjustment in accordance with Section 5.7 of the Plan.
4    TERMINATION OF SERVICE AND OTHER CHANGES IN SERVICE STATUS
4.1    If the Participant’s Service (as defined in Section 4.7) terminates for any reason other than Disability (as defined in Section 4.6), death or a termination by the Company without Cause (as defined in Section 4.5) on or prior to the last day of the Performance Period, the Participant will forfeit the right to receive Shares underlying any MSUs.
4.2    If the Participant’s Service terminates on account of the Disability or death of the Participant, the Participant shall become vested as of the date of the termination in a prorated number of Target MSUs equal to the number of Target MSUs, multiplied by a fraction the numerator of which shall be the number of whole months the Participant was in Service between the first date of the Performance Period and the date of the termination of the Participant’s Service and the denominator of which shall be the total number of months contained in the Performance Period.
4.3    If the Participant’s Service is terminated by the Company without Cause, the Participant at the end of the Performance Period shall continue to be eligible to vest in a number of MSUs that would have been earned had the Participant’s employment continued through the last day of the Performance Period equal to the number of MSUs that would have vested based on the actual attainment of the Performance Conditions for the entire Performance Period, multiplied by a fraction, the numerator of which shall be the number of whole months the Participant was in Service between the first date of the Performance Period and the date of the termination of the Participant’s Service and the denominator of which shall be the total number of months contained in the Performance Period.
4.4    For purposes of this Award Agreement, "Affiliate” means an entity that is (directly or indirectly) controlled by, or controls, the Company.
4.5    For purposes of this Award Agreement, “Cause” shall mean the Participant’s: (i) willful neglect of or continued failure to substantially perform his or her duties with or obligations for the Company or an Affiliate in any material respect (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) commission of a willful or grossly negligent act or the willful or grossly negligent omission to act that causes or is reasonably likely to cause material harm to the Company or an Affiliate; or (iii) commission or conviction of, or plea of nolo contendere to, any felony or any crime significantly injurious to the Company or an Affiliate. An act or omission is "willful" for this purpose if it was knowingly done, or knowingly omitted, by the Participant in bad faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. Determination of Cause shall be made by the Committee in its sole discretion.
4.6    Notwithstanding anything in the Plan to the contrary, for purposes of this Award Agreement, “Disability” shall mean the condition of being “disabled” as provided in Code Section 409A(a)(2)(C).
4.7    For purposes of this Award Agreement “Service” means the provision of services to the Company or its Affiliates in the capacity of an employee or a member of the Board but not as a consultant to the Company or an Affiliate. For purposes of this Award Agreement, the transfer of an employee from the Company to an Affiliate, from an Affiliate to the Company or from an Affiliate to another Affiliate shall not be a termination of Service. However, if the Affiliate for which an employee is providing services ceases to be an Affiliate of the Company due to a sale, transfer or other reason, and the employee ceases to perform services for the Company or any Affiliate, the employee shall incur a termination of Service.
For purposes of this Award Agreement, the Participant’s Service will be considered terminated as of the date the Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in MSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her MSU award (including whether the Participant may still be considered to be providing services while on a leave of absence).
5    TIMING AND FORM OF PAYMENT
5.1    Once an MSU is earned and vested and the Committee has certified in writing the achievement of the Performance Conditions or the MSU otherwise vests pursuant to Section 4.2, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible after its associated MSU vests, but no later than 2½ months from the end of the calendar year (a) that contains the last day of the Performance Period, or (b) in the case of a vesting event pursuant to Section 4.2 hereof, that contains the date in which the Participant's

Service terminated. Shares delivered under this Award Agreement shall be subject to the Company’s share retention policy, as in effect from time to time.
6    RESPONSIBILITY FOR TAXES AND TAX WITHHOLDING OBLIGATIONS
6.1    The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Further, notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines must be withheld with respect to the MSUs. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the MSUs, including, but not limited to, the grant, vesting or settlement of the MSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the MSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. In addition, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
6.2    The Participant shall, upon occurrence of any tax withholding event, pay to the Company or the Employer or make arrangements satisfactory to the Company for payment of any Tax-Related Items required by law to be withheld on account of such taxable event. Without limiting the Company’s power or rights pursuant to Section 5.5 of the Plan, amounts required by law or regulation to be withheld by the Company with respect to any taxable event arising under this Award Agreement will be satisfied by having Shares withheld in accordance with Section 5.5 of the Plan. In addition, the Participant may elect to deliver to the Company the necessary funds to satisfy the withholding obligation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.
6.3    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested MSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
7    NOTICES
7.1    Any notice or other communication required or permitted under this Award Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, USA, Attention: General Counsel. Notice to the Participant should be sent to the address of the Participant contained in the Company’s records. Either party may change the person and/or address to whom the other party must give notice by giving such other party written notice of such change, in accordance with the procedures described above.
8    NATURE OF GRANT
In accepting the MSU award grant, the Participant acknowledges, understands and agrees that:
a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b)    the grant of MSUs is extraordinary, voluntary and occasional and does not create any contractual or other right to receive future grants of MSUs, or benefits in lieu of MSUs, even if MSUs have been granted in the past;
c)    all decisions with respect to future MSU or other award grants, if any, will be at the sole discretion of the Committee;
d)    the Participant is voluntarily participating in the Plan;
e)    the Participant’s participation in the Plan shall not create a right to further Service with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s Service at any time with or without Cause;

f)    an MSU grant will not be interpreted to form an employment or service contract or relationship with the Company or an Affiliate;
g)    the grant of MSUs, the Shares subject to the MSUs, and the income and value of the same, are not intended to replace any pension rights or compensation;
h)    the grant of MSUs, the Shares subject to the MSUs, and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;
i)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
j)    unless otherwise provided in the Plan or by the Company in its discretion, the MSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the MSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
k)    unless otherwise agreed with the Company, the MSUs and the Shares subject to the MSUs, and the income and value of the same, are not granted as consideration for, or in connection with, the Service the Participant may provide as a director of an Affiliate;
l)    no claim or entitlement to compensation or damages shall arise from forfeiture of the MSUs resulting from the termination of the Participant’s Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of MSUs, the Participant agrees not to institute any claim against the Company or any Affiliate; and
m)    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the MSUs or of any amounts due to the Participant pursuant to the vesting of MSUs or the sale of Shares.

9    DATA PRIVACY
The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in any MSU award grant materials by and among, as applicable, the Employer, the Company, and any other Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all MSU awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to the Company’s designated broker and/or stock plan service provider that is assisting the Company (presently or in the future) with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
The Participant authorizes the Company, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.

Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke the Participant’s consent, the Participant’s employment or Service status with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant MSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
10    ELECTRONIC DELIVERY AND ACCEPTANCE
10.1    The Company may, in its sole discretion, decide to deliver any documents related to MSUs awarded under the Plan or future MSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11    SEVERABILITY
11.1    The provisions of the Award Agreement (including the Country-Specific Terms and Conditions attached hereto as an Addendum), are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
12    NO ADVICE REGARDING GRANT
12.1    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
13    IMPOSITION OF OTHER REQUIREMENTS
13.1    The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on MSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the

Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14    LANGUAGE
14.1    If the Participant received any document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
15    INSIDER TRADING/MARKET ABUSE LAWS
15.1    By participating in the Plan, the Participant agrees to comply with any Company insider trading policy. The Participant further acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., MSUs) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties may include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with applicable restrictions and, therefore, the Participant should consult with his or her personal legal advisor on this matter.
16    FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS
16.1    The Participant acknowledges that the Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares or sales proceeds from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The

Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
17    ADDENDUM
17.1    Notwithstanding any provisions in the Award Agreement, MSUs shall also be subject to the Country-Specific Terms and Conditions for the Participant’s country, if any, set forth in the Addendum attached hereto. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
18    CONSTRUCTION
18.1    The MSUs granted hereunder are subject to any rules and regulations promulgated by the Committee pursuant to the Plan, now or hereafter in effect.
18.2    The Company and the Participant may amend this Award Agreement only by a written instrument signed by both parties, provided, that the Company may amend this Award Agreement without further action by the Participant if (i) such amendment is deemed by the Company to be advisable or necessary to comply with applicable law, rule, or, regulation, including Section 409A of the Code, or (ii) if such amendment is not to the detriment of the Participant.
18.3    The Participant shall agree to the terms of this Award Agreement by accepting the Grant Notice at the time and in the manner specified by the Company.
18.4    The Plan, the MSUs and this Award Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.
19    SECTION 409A
19.1    To the extent the Participant is a citizen of the United States or a United States resident under the Code, the Company intends that the MSUs shall not constitute “nonqualified deferred compensation” subject to Section 409A of the Code, and the MSUs are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception to the maximum extent permitted under Section 409A of the Code, and the Award Agreement shall be interpreted, administered and construed consistent with such intent. Notwithstanding the foregoing, the Company may unilaterally amend the terms of this Award Agreement (or the Plan) to avoid the application of, or to comply with, Section 409A of the Code, in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Section 409A of the Code or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if exemption or compliance is not practicable, but the Company or the Employer shall not be under any obligation to make any such amendment. Nothing in this Award Agreement (or the Plan) shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Award Agreement, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to the Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Award Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.